ROYCE VALUE TRUST, INC. SUBSCRIPTION RIGHTS OFFERING

THIS SUBSCRIPTION RIGHTS OFFERING EXPIRES AT 5:00PM, EASTERN TIME, ON JULY __, 2018, UNLESS THE SUBSCRIPTION PERIOD IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Royce Value Trust, Inc. (the “Fund”) has distributed, at no cost, non-transferable rights (“Subscription Rights”) to each holder of record of its common stock (each, an “Eligible Holder”) as of the close of business on May __, 2018 (the “Record Date”). Each Eligible Holder will receive one (1) Subscription Right for each whole share of the Fund’s common stock held of record as of the Record Date, rounded up to the nearest number of Subscription Rights evenly divisible by ten (10). In the case of shares of the Fund’s common stock held of record by a broker-dealer, bank or other financial intermediary (each, a “Nominee”), the number of Subscription Rights issued to such Nominee will be adjusted to permit rounding up (to the nearest number of Subscription Rights evenly divisible by ten) of the Subscription Rights to be received by each of the beneficial owners for whom the Nominee is the holder of record only if the Nominee provides to the Fund, on or before the deadline set forth in the Prospectus (as defined below), a written representation of the number of Subscription Rights required for such rounding. The Subscription Rights will allow Eligible Holders to subscribe for one (1) share of the Fund’s common stock for each ten (10) Subscription Rights held (referred to herein as the “Primary Subscription”). Eligible Holders who fully exercise their Subscription Rights also may purchase shares of the Fund’s common stock not acquired by other Eligible Holders as part of the Primary Subscription. In addition, the Fund may, subject to certain anti-dilution limitations, increase the number of shares of the Fund’s common stock subject to subscription by up to 20% through the exercise of an over-allotment option.

The specific terms and conditions of the Subscription Rights Offering are set forth in the Fund’s Prospectus dated May __, 2018 (as it may be amended or supplemented, the “Prospectus”), which is incorporated into this Subscription Rights Certificate by reference. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus. The owner of this certificate is entitled to the number of Subscription Rights, and is entitled to exercise the Subscription Rights for the number of shares of the Fund’s common stock in connection with the Primary Subscription, as shown on this Subscription Rights Certificate.

THE SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE

The Subscription Rights are non-transferable and will not be listed on any securities exchange or quoted on any automated quotation system. No assurance can be given by the Fund that the shares of its common stock issued in respect of exercised Subscription Rights will ever be listed on the New York Stock Exchange (the “NYSE”), the Nasdaq Global Select Market or any other securities exchange or quotation system.

SUBSCRIPTION PRICE

The subscription price for all shares of the Fund’s common stock issued as part of the Subscription Rights offering will be the lower of (i) $0.25 below the last reported sale price per share on the NYSE on the Expiration Date or (ii) the net asset value per share of the Fund’s common stock on the Expiration Date.

METHOD OF EXERCISE OF RIGHTS

IN ORDER TO EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MUST PROPERLY COMPLETE AND SIGN THIS SUBSCRIPTION RIGHTS CERTIFICATE ON THE BACK AND RETURN IT IN THE ENVELOPE PROVIDED TO COMPUTERSHARE TRUST COMPANY, N.A., THE SUBSCRIPTION AGENT, TOGETHER WITH PAYMENT IN FULL FOR AN AMOUNT EQUAL TO THE ESTIMATED SUBSCRIPTION PRICE MULTIPLIED BY THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT YOU ARE REQUESTING TO PURCHASE, BEFORE 5:00PM, EASTERN TIME, ON JULY __, 2018.

Holder ID	COY	Class	Rights Qty Issued	Rights Cert #
123456789	XXXX	Subscription Rights	XXX.XXXXXX	12345678

Signature of Owner and U.S. Person for Tax Certification	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

Full payment of the exercise price for each share of the Fund’s common stock you wish to purchase be must be made in U.S. dollars by certified check drawn upon a U.S. bank payable to the Subscription Agent, Computershare, in accordance with the “Instructions As To Use of Royce Value Trust, Inc.’s Subscription Rights Certificates” that accompanied the mailing of the Prospectus. Notwithstanding the foregoing, Eligible Holders who hold shares as a depository or nominee must make all payments by wire transfer of immediately available funds to the account maintained by the Subscription Agent.

Payments of the subscription price for the Fund’s common stock will be held in an escrow account until five business days following the Expiration Date, unless Royce Value Trust, Inc. withdraws or terminates the Subscription Rights Offering. No interest will be paid to you on the funds you deposit with the Subscription Agent. You will not receive any interest on the payments held by the Subscription Agent before your shares have been issued to you or your payment is returned to you, without interest, because your exercise has not been satisfied for any reason.

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY

SECTION 1: OFFERING INSTRUCTIONS (check the appropriate boxes)
IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS:

I apply for ALL of my entitlement of new shares		x <XXX> =		x <$AMOUNT> =	$
pursuant to the Primary Subscription	(no. of subscription rights)		(no. of new shares)	(per share)

EXAMPLE: If you own 1000 shares of common stock, you may purchase up to 100 shares under the Primary Subscription.
[1,000 Subscription Rights / 10 = 100].

In addition, I apply for additional shares pursuant to the				x <$AMOUNT> =	$
Oversubscription Privilege*		(no. of additional shares)		(per share)

IF YOU DO NOT WISH TO APPLY FOR YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS:

I apply for				x <$AMOUNT> =	$
		(no. of new shares)		(per share)

	Amount of check or money order enclosed				$

IF YOU DO NOT WISH TO EXERCISE YOUR SUBSCRIPTION RIGHTS:
Please disregard this mailing.

SECTION 2: SUBSCRIPTION AUTHORIZATION:
I acknowledge that I have received the Prospectus for this Subscription Rights Offering and I hereby subscribe for the number of shares indicated above on the terms and conditions specified in the Prospectus relating to the Primary Subscription and the Oversubscription Privilege in the Subscription Rights Offering.

Signature of Subscriber(s)

(and address if different than that listed on this Subscription Rights Certificate)

Telephone number (including area code)

  *      You can only participate in the Oversubscription Privilege if you have subscribed for your full entitlement of new shares of the Fund’s common stock pursuant to the Primary Subscription.

Please complete all applicable information and return to: COMPUTERSHARE TRUST COMPANY, N.A.

By First Class Mail: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, P.O. Box 43011, Providence, RI 02940-3011
By Express Mail or Overnight Delivery: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, 250 Royall Street, Suite V, Canton, MA 02021
DELIVERY OF THIS SUBSCRIPTION RIGHTS CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.
Any questions regarding this Subscription Rights Certificate and Subscription Rights Offering may be directed to Georgeson LLC, toll free at (866) 431-2108 or (781) 575-2137.